As filed with the Securities and Exchange Commission on June 1, 2016

Registration Statement No. 333-167067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coca-Cola European Partners US, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-2197395
(State or Other Jurisdiction of Organization)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan

(Full titles of the Plans)

John R. Parker Jr., Esq.

Manager

Coca-Cola European Partners US, LLC

2500 Windy Ridge Parkway

Atlanta, GA 30339

(name and address of agent for service)

(678) 260-3000

(Telephone number, including area code, of agent for service)

Copy to:

Harry S. Pangas, Esq.

Sutherland Asbill & Brennan LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

Telephone: (202) 383-0100

Facsimile: (202) 637-3593

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT

DEREGISTRATION OF SECURITIES

Coca-Cola Enterprises, Inc. (“CCE”) merged with and into Coca-Cola European Partners US, LLC (the “Registrant”) on May 28, 2016, with the Registrant continuing as the surviving company. CCE previously amended its registration statement on Form S-4 (Registration No. 333-167067), initially filed on May 25, 2010, and declared effective on August 25, 2010 (the “Form S-4”), by filing a post-effective amendment on Form S-8 on October 4, 2010 (the “Registration Statement”) relating to 22,000,000 shares of CCE’s common stock, par value $0.01 per share (“Common Stock”), issuable upon the exercise of options and awards granted pursuant to the terms of the equity compensation plans that were the predecessors to the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan (the “Plan”). All such shares of Common Stock that were previously registered on the Form S-4 were subject to issuance pursuant to the Registration Statement to participants under the Plan. On August 6, 2015, CCE, Coca-Cola European Partners plc, formerly known as Spark Orange Limited and Coca-Cola European Partners Limited, Coca-Cola European Partners Holdings US, Inc., formerly known as Orange U.S. HoldCo, LLC, and the Registrant, formerly known as Orange MergeCo, LLC, entered into a Merger Agreement (the “Merger Agreement”). The Merger Agreement provided that CCE would merge with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and an indirect, wholly owned subsidiary of Coca-Cola European Partners plc. The Merger was part of the combination of CCE and the companies that own the Coca-Cola bottling operations in Germany, the Iberian region (i.e., Spain, Portugal and Andorra) and Iceland under Coca-Cola European Partners plc. In connection with the Merger, CCE is no longer and the Registrant is not issuing securities under the Plan. This Post-Effective Amendment No. 2 is being filed in order to deregister all shares of Common Stock that were registered under the Registration Statement and remain unissued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 1st day of June, 2016.

COCA-COLA EUROPEAN PARTNERS US, LLC

By:	/s/ Suzanne N. Forlidas
Name:	Suzanne N. Forlidas
Title:	Authorized Officer and Manager

* * * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John R. Parker, Jr.	Manager	June 1, 2016
John R. Parker, Jr.	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Suzanne N. Forlidas	Manager	June 1, 2016
Suzanne N. Forlidas

/s/ Joyce King-Lavinder	Manager	June 1, 2016
Joyce King-Lavinder